UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Valero Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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One Valero Way
San Antonio, Texas 78249
(210) 345-2000

Supplement dated March 31, 2014
to the Proxy Statement dated March 21, 2014
for the 2014 Annual Meeting of Stockholders
of Valero Energy Corporation
to be held May 1, 2014

To the stockholders of Valero Energy Corporation:
Valero Energy Corporation, a Delaware corporation (the “Company”), is furnishing this supplement to its proxy statement dated March 21, 2014 (the “Proxy Statement”) for the 2014 annual meeting of the Company’s stockholders to be held May 1, 2014. All capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement.
The Company is providing this supplement solely to correct an inadvertent error in the Proxy Statement. In the Proxy Statement under the caption, “Transactions with Management and Others,” as originally filed, the Company disclosed that “the Board approved a base salary for Mr. Klesse of $118,750 per month through the end of 2014.” That amount was stated in error. The correct amount is $79,167 per month. Therefore, the disclosure, as corrected by this supplement, properly reads: “the Board approved a base salary for Mr. Klesse of $79,167 per month through the end of 2014.”
Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.